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                                                                    EXHIBIT 11.1


                           WILD OATS MARKETS, INC.
              STATEMENT RE: COMPUTATION OF PRO FORMA NET INCOME
                         PER COMMON SHARE (UNAUDITED)

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
                                                                  SIX MONTHS
                                               YEAR ENDED            ENDED
                                              DECEMBER 31,          JUNE 30,
                                                  1995               1996
                                              ------------       ------------
Weighted average number of common
  shares outstanding                             1,309,115          1,309,115

Weighted average number of shares of
  preferred stock assumed converted to
  common stock at the time of issuance             585,541            585,541
Common and common equivalent shares
  issued during the twelve month period
  prior to the filing of the Company's
  proposed initial public offering
  calculated using the treasury stock
  method.                                          581,416            581,416
                                              ------------       ------------
Pro forma weighted average number of
  common shares outstanding                      2,476,072          2,476,072
                                              ============       ============

Net income                                    $    376,000       $    458,000
                                              ============       ============

Pro forma net income per common
  share (unaudited)                                   $.15               $.18
                                                      ====               ====
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